EXHIBIT 21.1

                   SUBSIDIARIES OF MONMOUTH COMMUNITY BANCORP

Name of Subsidiary                                   State of Incorporation
------------------                                   ----------------------

Monmouth Community Bank, National Association        New Jersey

MCBK Capital Trust I                                 Delaware

MCB Investment Company(1)                            New Jersey


(1)   A wholly-owned subsidiary of Monmouth Community Bank, National
      Association.